Exhibit 10.5

EVALUATION, OPTION AND LICENSE AGREEMENT

between

THE UNIVERSITY COURT OF THE UNIVERSITY OF GLASGOW

and

HEART TEST LABORATORIES

Dated:

Ref: UOF00l.02173

EVALUATION, OPTION AND LICENCE AGREEMENT

between

THE UNIVERSITY COURT OF THE UNIVERSITY OF GLASGOW, incorporated under the Universities (Scotland) Act 1889 and having its principal office at University Avenue, Glasgow, G12 8QQ, a registered Scottish charity in terms of Section 13 (2) of the Charities and Trustee Investment (Scotland) Act 2005 (Charity Number SC004401 Charity Name “University of Glasgow Court”) (the University); and

HEART TEST LABORATORIES, incorporated under the laws of Texas, United States with registration number 800859060 and having its registered office at 9 Village Circle, Suite 527, Westlake, TX 76262, USA (the Company).

WHEREAS

(A)	The University has developed the Technology.

(B)

The Company wishes to evaluate the Technology and thereafter, if the evaluation is successful, to be granted a licence to commercially exploit the Technology and the University has agreed to consider the granting of such a licence to the Company on the terms and conditions set out in this Agreement.

THE PARTIES AGREE as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement (including the recitals) unless the context otherwise requires the following words and expressions shall have the following meanings:

Agreement means this agreement and any amendments to it;

Commencement Date means the date of execution of this Agreement by the University;

Evaluation Fee means the non-refundable sum of Fifteen Thousand US Dollars ($15,000 USD);

Evaluation Period means the period commencing on the Commencement Date and expiring on the earlier of the six (6) month anniversary of the Commencement Date and the Option Exercise Date;

Evaluation Rights means the rights granted by the University to the Company under Clause 3;

Initial Licence Period means the period of five (5) years commencing on the Option Exercise Date;

Intellectual Property Rights means any and all patents, copyright, registered designs, design rights, registered and unregistered trade marks, database rights, know how and any other intellectual property rights anywhere in the world relating to the Program including any and all applications for such rights and the right to make such applications;

Know How means all information and data relating to the use of the Program which the University is free to disclose and is in the University’s possession including technical knowledge and documentation relating to the use and development of the Program but excluding the source code;

Option has the meaning given to it in Clause 4.1;

Option Exercise Date means the date upon which the University acknowledges in writing the Company’s written notice exercising the Option pursuant to Clause 4.2.1;

Product means any product in which the Program is incorporated which is capable of displaying, analysing, interpreting and/or transmitting electrocardiograms whether the product was designed for that purpose or otherwise but excluding products which are intended to be used as a centralised facility at a single location for receiving and processing electrocardiogram data from one or more electrocardiogram signal collecting devices;

Program means a collection of software modules developed by the University, to be supplied to the Company as a library for an Android platform running on a BCM AR6MXQ processor, for analysis of resting twelve (12) lead electrocardiograms, including software for (i) signal processing including calculation of average/median beats and 12 -lead ECG measurements; (ii) diagnostic interpretation of electrocardiograms from individuals of all ages; and (iii) analysis of cardiac rhythm;

Schedule means the schedule in three (3) parts annexed to and which is deemed to form part of this Agreement;

Sub-Licensed Products means Products manufactured, assembled, marketed, distributed, sold or otherwise disposed of by a Sub-Licensee;

Sub-Licensee means a person, company or organisation to whom the Company has granted a sub-licence of rights licensed to it in accordance with this Agreement and Sub-Licensees shall be construed accordingly;

Technology means the Program and the Know How as well as all and any Intellectual Property Rights in or related to any of the foregoing; and

Territory means the world.

1.2.	In this Agreement, unless the context otherwise requires:

1.2.1.	references to Clauses are references to the relevant clauses of this Agreement;

1.2.2.	the Schedule shall form part of this Agreement;

1.2.3.	references in this Agreement to the word include or including are to be construed without limitation to the generality of the preceding words;

1.2.4.	the masculine gender shall be deemed to include the feminine and neuter and vice versa and the singular shall be deemed to include references in the plural and vice versa; and

1.2.5.	the Clause headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

2.	COMMENCEMENT AND DURATION OF THE AGREEMENT

2.1.

This Agreement will commence on the Commencement Date and subject to earlier termination under Clause 16 (Termination) or Clause 18 (Force Majeure), will continue in full force and effect until expiry of the Evaluation Period. If the Company exercises the Option in accordance with Clause 4, this Agreement shall continue in full force and effect for the Initial Licence Period and thereafter shall automatically renew for additional five (5) year terms unless and until (i) termination under Clause 16 (Termination) or Clause 18 (Force Majeure); or (ii) either the University or the Company gives the other written notice of non-renewal no later than nine (9) months prior to expiration of the Initial Licence Period or any renewal term of this Agreement.

3.	GRANT OF EVALUATION RIGHTS

3.1.

Following receipt of the Evaluation Fee in cleared funds, and subject to Clause 3.2, the University will supply a copy of the Program to the Company. During the Evaluation Period, the Company may use the Program to carry out an assessment of its suitability, functionality and interoperability. This assessment is solely to enable the Company to determine whether the Program can be incorporated into a product or products to be manufactured and marketed by the Company that are capable of displaying, analysing, interpreting and/or transmitting electrocardiograms (the Purpose).

3.2.

The Company will not use the Program during the Evaluation Period for any purpose other than the Purpose and, in particular, will not, during the Evaluation Period, sell, supply, deliver or make available to any third party, market, or use to supply services, the Program or any products which include or utilise the Program, other than for testing (excluding any testing on patients), evaluation and/or regulatory purposes.

4.	OPTION TO OBTAIN A FULL LICENCE

4.1.	The Company shall have the option exercisable in accordance with and subject to Clause 4.2 to receive a full licence for the Technology (on the terms set out in Clause 5) (the Option).

4.2.

The Option may be exercised by the Company by serving written notice on the University in the form set out in Part 3 of the Schedule at any time during the Evaluation Period following successful compatibility testing with the Program delivered to it under Clause 3.1. Following receipt of such written notice, the University will either:

4.2.1.	sign and return such written notice to the Company, in which case the Option shall be deemed to have been exercised; or

4.2.2.

where the sale of a Product by the Company would, in the reasonable opinion of the University, cause the University to be in breach of relevant regulatory requirements, notify the Company in writing that the Option is no longer effective, in which case this Agreement will terminate on the date of such notice from the University to the Company.

The Company shall have no rights in or to the Technology, save as set out in Clause 3, unless and until its exercise of the Option has been accepted by the University in accordance with Clause 4.2.1.

4.3.

If the Company elects in written notice served on the University not to exercise the Option (a Notice of Non-Election) or fails to exercise the Option in accordance with Clause 4.2 prior to the date six (6) months following the Commencement Date, then the Option shall lapse and Agreement will terminate on such date or the date of the University’s receipt of the Notice of Non-Election, whichever is the earlier.

4.4.

On termination of this Agreement pursuant to Clause 4.2.2 or 4.3, the Company will ensure that the copy of the Program delivered to it pursuant to Clause 3 and all copies thereof are destroyed and shall certify to the University in writing that this has been done, all within seven (7) days following the date of termination

5.	GRANT OF FULL RIGHTS

5.1.

With effect only following exercise of the Option by the Company and acceptance by the University in accordance with Clause 4.2.1, the University hereby grants to the Company, subject to the terms and conditions of this Agreement, a non-exclusive royalty-bearing licence in the Territory under the Technology to manufacture, assemble, market, distribute, sell, offer to sell, import or otherwise dispose of Products. The licence granted by the University to the Company under this Clause does not extend to a grant of any rights to the Company to develop, adapt or make improvements to the Technology.

5.2.

Subject to Clause 6, the Company shall have the right to grant to any third party (save for a third party which is or becomes involved in the manufacture, supply or which otherwise promotes the use of any form of tobacco product or which is or becomes affiliated to any other company or organisation that does so), a non-exclusive and non-transferable sub-licence in the Territory of the rights licensed to the Company pursuant to Clause 5.1 whether to enable the Sub-Licensee to manufacture, assemble, market, distribute, sell or otherwise dispose of Products in the Territory on its own behalf or on behalf of the Company.

5.3.

The Company will, and will ensure that each Sub-Licensee will, take all reasonable steps and technological measures to prevent unauthorised use or copying of the Program whether by customers or otherwise and to ensure that each copy of the Program issued by or on behalf of the Company or its Sub-Licensees may only be used by or in conjunction with the Product for which it has been licensed.

6.	SUB-LICENSING OF RIGHTS

6.1.

The granting by the Company of any sub-licences pursuant to Clause 5.2 shall be upon terms that specifically protect the University’s proprietary and other rights in the Technology. The Company shall ensure that the scope of any licence granted to a Sub-Licensee does not exceed the scope of the licence granted to the Company under this Agreement.

6.2.	Any sub-licences granted by the Company pursuant to Clause 5.2 shall be recorded in writing and shall include the additional terms and conditions referred to in Part One of the Schedule.

6.3.

The Company shall send to the University a certified copy of all agreements entered into by the Company from time to time with Sub-Licensees and all amendments or variations thereto in each case within fourteen (14) days of the date of execution of such agreements, amendments or variations by the Company.

6.4.

The University shall treat as secret and confidential all certified copies received pursuant to Clause 6.3 and shall not disclose any such agreements, amendments or variations, or any information contained therein to any third party without the prior written consent of the Company.

6.5.

The Company shall promptly inform the University of any persistent or material breach by any Sub-Licensee of the terms of any sub-licence agreement with the Company and agrees to enforce the terms of all such sub-licence agreements for the benefit of the University.

6.6.

The Company shall make available to any Sub-Licensee all necessary information, data, knowledge and documentation in respect of the Technology in its possession which the Sub-Licensee reasonably requires for the purpose of incorporating the Program into products in accordance with the terms of the licence granted to the Company hereunder.

6.7.

The Company shall indemnify the University and keep the University indemnified against any and all costs, losses, charges or expenses of whatever kind or description suffered or incurred by the University as a consequence of any proceedings commenced by any Sub-Licensee against the University.

7.	COMPANY’S OBLIGATIONS

7.1.

The Company acknowledges that it shall be responsible for obtaining and maintaining at its expense all necessary government and other regulatory approvals that may be required anywhere in the world in relation to the Company’s use of the Technology and the University hereby delegates to the Company (and the Company hereby accepts) all responsibility for compliance with any applicable legislation in respect of its use of the Technology. The Company further undertakes that no sales or disposals of Products including any Sub-Licensees’ Products shall take place unless all necessary government and other regulatory approvals have been obtained and remain in full force and effect.

8.	CONSIDERATION AND ROYALTIES

8.1.	In consideration of the grant of the Evaluation Rights and the Option by the University, the Company shall pay to the University the Evaluation Fee on or promptly following the Commencement Date.

8.2.

In consideration of the grant of the licence under Clause 5, the Company shall pay to the University, subject to Clauses 8.5 to 8.8 (inclusive), a licence fee for each Product sold or otherwise supplied or disposed of for consideration by the Company and its Sub-Licensees in each year (being the twelve (12) month period commencing on the Option Exercise Date and each anniversary thereof) as follows:

Number of Products sold per year	Royalty Payable per Product sold (USD $)
1 – 250	125
251 – 500	115
501 – 750	105
751 – 1,000	95
1,001 – 1,500	85
1,501 – 2,000	75

Number of Products sold per year	Royalty Payable per Product sold (USD $)
2,00l – 3,000	65
3,001 – 4,000	55
4,001 – 5,000	45
5,001 – 7,500	35
> 7,501	25

So, by way of example only, if in one year the total number of Products sold by the Company or its Sub-Licensees is 1,000, the royalty due under this Clause 8.2 shall be $110,000 for that year (i.e. 250 x $125 + 250 x $115 + 250 x $105 + 250 x $95).

8.3.

The parties agree that the Company and its Sub-Licencees may loan or otherwise make the Product available free of charge on a short-term basis to potential customers strictly for the purposes of promoting a sale (i e. by allowing customers the opportunity to evaluate whether the Product is fit for their required purposes). In those circumstances only, the licence fees set out in Clause 8.2 shall not be payable.

8.4.	Notwithstanding Clause 8.2, the parties agree that the Company will pay to the University minimum twelve (12) monthly licence fees in advance as follows:

Date Payable	Minimum royalty payable (USD $)
Year l
On or promptly following the Option Exercise Date	25,000 (less the Evaluation Fee)
Date six (6) months following the Option Exercise Date	0
Year 2
First anniversary of the Option Exercise Date	12,500
Date six (6) months following the first anniversary of the Option Exercise Date	12.500
Year 3
Second anniversary of the Option Exercise Date	15,000

Date six (6) months following the second anniversary of the Option Exercise Date	15,000
Year 4
Third anniversary of the Option Exercise Date	17,500
Date six (6) months following the third anniversary of the Option Exercise Date	17,500
Year 5 and each subsequent year of this Agreement
Fourth anniversary of the Option Exercise Date (and every year thereafter during the term of this Agreement)	20,000
Date six (6) months following the fourth anniversary of the Option Exercise Date (and every year thereafter during the term of this Agreement)	20,000

8.5.

If , at the end of any twelve (12) month period following the Option Exercise Date , the amount payable by the Company under Clause 8.2 in respect of that twelve (12) month period is greater than the amount actually paid to the University by the Company under Clause 8.4 in respect of that twelve (12) month period (which in the case of the first twelve (12) month period shall be deemed to include payment by the Company of the Evaluation Fee) , the Company shall pay to the University the difference between the amount due under Clause 8.2 and the amount paid under Clause 8.4. Such payment, if due, will be made by the Company within thirty (30) days following the end of the relevant twelve (12) month period and shall be accompanied by a written statement showing the total quantity of Products (together with details of the relevant batch codes, serial numbers and dates of despatch) sold, supplied or disposed of by the Company and any Sub-Licensees during the relevant twelve (12) month period.

8.6.

The royalty rate set out in Clause 8.2 and each minimum twelve (12) monthly licence fee set out in the table in Clause 8.4 shall be increased on the fifth (5th) anniversary of the Option Exercise Date and each anniversary thereafter by an amount equal to three per cent (3%) of the then current royalty rates or relevant minimum twelve (12) monthly licence fee (as the case may be) (providing that any such changes shall not have retrospective effect).

8.7.

Without prejudice to any other rights accruing to the University, if any amounts payable by the Company to the University under this Agreement remain unpaid on the due date for payment, interest at the rate of four per cent (4%) per annum above the base rate from time to time of the Clydesdale Bank plc shall be payable by the Company on such amounts from the due date for payment until the date of actual payment in full of such amounts.

8.8.	All amounts payable by the Company under this Agreement:

8.8.1.	are exclusive of any VAT or other applicable taxes or duties which shall be paid (if applicable) by the Company at the appropriate rate, subject to receipt of an appropriate VAT invoice;

8.8.2.

shall be paid in full without any set-off, deduction or withholding other than such amount (if any) as the Company is required by law to deduct or withhold, and if the Company is required by law to make any such deduction or withholding, the Company shall, when making the payment to which the withholding or deduction relates, pay to the University such additional amount as will ensure that the University receives the same total amount that it would have received if no such withholding or deduction had been required; and

8.8.3.

shall be invoiced by the University, and paid in cleared funds by the Company, in US Dollars to the credit of the University bank account designated in Part Two of the Schedule annexed hereto (or such other account as the University may notify to the Company for this purpose).

9.	COMPANY’S FURTHER OBLIGATIONS

9.1.

The Company shall provide the University with a written copy of the Company’s calculation of the annual reconciliation to be calculated in accordance with Clause 8.5 within thirty (30) days following the end of each twelve (12) month period whether payment is due or not.

9.2.

The Company shall, and (where applicable) shall procure that all Sub-Licensees shall, during the period of this Agreement and for a period of six (6) years following termination or expiry of this Agreement, keep and maintain true and accurate accounts and records of all sales and other disposals of Products by the Company or any Sub-Licensees (as the case may be). The Company shall, and shall procure that all Sub-Licensees shall, retain copies of all relevant invoices for the sale or supply of Products for a period of six (6) years from the last day of the Quarter in which the invoice was issued.

9.3.

The Company shall, with effect from the date falling twelve (12) months following the Option Exercise Date, provide the University with a written report on an annual basis setting out details of (i) all sales and other disposals of Products by the Company or any Sub-Licensees, and (ii) each reseller, distributor or other third party (other than end users of Products) to whom the Company has sold, supplied or disposed of Products, during the relevant twelve (12) month period.

9.4.	The accounts and records referred to in Clause 9.2 shall show in sufficient detail all facts necessary for the accurate calculation of any amounts payable by the Company under this Agreement.

9.5.

For the purpose of verifying that the amounts paid to the University have been correctly calculated in accordance with Clause 8, the Company shall permit and shall procure that any Sub-Licensees shall permit the University and its accountants or other professional persons appointed by the University upon reasonable notice to inspect any relevant accounts, records and invoices referred to in Clause 9.2.

9.6.

If it is established as a result of any inspection undertaken pursuant to Clause 9.5 that any amount paid to the University in respect of any twelve (12) month period is less than the amount which was properly payable under this Agreement in respect of that twelve (12) month period, the Company shall within seven (7) days of the date upon which the shortfall is notified to it, pay the shortfall to the University.

9.7.

The costs of any inspection under Clause 9.5 shall be borne by the University unless such inspection reveals an error in the amount paid to the University in respect of any twelve (12) month period of more than five per cent (5%) of the actual amounts paid by the Company in respect of that twelve (12) month period, in which event the reasonable costs of the inspection shall be borne by the Company.

9.8.

The provisions of this Clause 9 shall survive termination or expiry of this Agreement for a period of six (6) years or, if earlier, until all outstanding claims for amounts due to the University under this Agreement have been settled to the satisfaction of the Company and the University.

10.	OBLIGATIONS OF THE UNIVERSITY

10.1.

The University shall, at the Company’s cost, provide such reasonable assistance as the Company may require for a period of three (3) months following the Option Exercise Date in order to fulfil its obligations pursuant to Clause 7. I of this Agreement.

11.	INTELLECTUAL PROPERTY RIGHTS

11.1.

The Company acknowledges that the Technology belongs to the University and that the Company shall not, by virtue of this Agreement or otherwise, acquire any right, title or interest in or to the Technology other than as expressly provided in this Agreement.

11.2.

If the Company becomes aware of any actual, threatened, suspected or alleged infringement or any unauthorised use of the Technology by any third party, the Company shall as soon as reasonably practicable provide details of any such actual, threatened, suspected or alleged infringement or unauthorised use of the Technology to the University. The Company shall, at the request and expense of the University, give the University all reasonable assistance to prevent such infringement and/or unauthorised use, and/or to commence infringement or other proceedings in relation thereto.

11.3.	The Company will not, and will ensure that each Sub-Licensee does not, copy, decompile, disassemble, modify, reverse engineer or make any improvements to the Technology.

12.	SALES AND QUALITY

12.1.

Following exercise of the Option by the Company and acceptance by the University pursuant to Clause 4.2.1, the Company shall use its reasonable endeavours to exploit the Technology through marketing, distribution and sales or other disposals of Products and shall procure that all Sub-Licensees shall use their respective reasonable endeavours to exploit the Technology through marketing, distribution and sales or other disposals of Products.

12.2.

The Company shall ensure that all Products manufactured, assembled, marketed, sold or otherwise disposed of by the Company and/or by Sub-Licensees shall be of good quality and manufactured and assembled to appropriate standards using appropriate materials reasonably available for the purpose and comply with the requirements of any necessary governmental or other approvals.

12.3.

The Company undertakes to the University that it shall take all reasonable steps and shall procure that all Sub-Licensees take all reasonable steps to ensure that no fault, failure or defect exists in any Products manufactured, distributed and sold or otherwise disposed of by the Company and/or any Sub-Licensee pursuant to this Agreement.

13.	LIABILITY AND INDEMNITY

13.1.

Notwithstanding any other provisions of this Agreement expressly or impliedly to the contrary, the Company and any Sub-Licensee shall, by incorporating the Program into products and by using the Technology and the Intellectual Property Rights in the Technology be deemed to have satisfied itself in every respect as to the suitability and fitness of the Program and the Technology for the use(s) for which they are intended and used. Accordingly no warranty, condition, representation or similar term is given or shall be deemed to be given by or on behalf of the University in respect of the incorporation of the Program and/or the use of the Technology or any Intellectual Property Rights in the Technology in or in relation to the manufacture, use, evaluation, distribution or sale or disposal of any Products pursuant to this Agreement.

13.2.

The University hereby excludes all terms, conditions and warranties which, by virtue of statute, common law or otherwise, may, in the absence of this Clause, be implied into this Agreement in respect of the licensing of the Technology and the Intellectual Property Rights in the Technology to the Company and/or the use of the Technology or the Intellectual Property Rights in the Technology in or in relation to the manufacture, use, distribution or sale or disposal of any Products pursuant to this Agreement.

13.3.

Without in any way excluding or limiting any liability that may not by law be excluded or limited (including any liability for death or personal injury caused by its negligence and liability for fraudulent misrepresentation), the University shall not be liable to the Company for any loss, damage or injury to any person or property howsoever caused arising from the incorporation of the Program and/or the use of the Technology or the Intellectual Property Rights in the Technology in or in relation to the manufacture, use, distribution, sale , or disposal of any Products.

13.4.

Notwithstanding Clauses 13.1, 13.2 or 13.3, the University hereby expressly excludes any and all liability for any indirect, consequential or special damages or losses, or any loss of profits, loss of revenue, loss of data, loss of contracts or opportunity, whether direct or indirect, which may arise from the incorporation of the Program and/or the use of the Technology or the Intellectual Property Rights in the Technology in or in relation to the manufacture, use, distribution or sale or disposal of any Products pursuant to this Agreement, even if the Company has advised the University of the possibility of those losses , or if they were within the University’s contemplation.

13.5.

The Company shall indemnify the University and keep the University indemnified against any and all liabilities , loss, damages and expenses to which the University may become liable as a result of any breach of this Agreement by the Company, or any claim by a Sub-Licensee or a third party arising from the incorporation of the Program and/or the use of the Technology or the Intellectual Property Rights in the Technology in or in relation to the manufacture, use, distribution or sale or disposal of any Products pursuant to this Agreement provided that the University shall, without undue delay, notify the Company in writing of any third party claims of which they (or any one of them) receives notice.

13.6.

The Company warrants and undertakes to the University that during such time as it is using. selling, or otherwise making available Products it will effect and shall maintain for the period of this Agreement and thereafter at all times during which it is selling, or otherwise making available Products, insurance at a minimum amount equivalent to Five Million US Dollars (USD $5,000,000) in respect of any one occurrence to cover the loss, liability and damage incurred under this Agreement in respect of each incident or series of connected incidents. The Company shall at any time upon demand produce to the University proof that this insurance has been effected and is in force. If the University becomes aware that the Company has failed to effect and/or maintain the insurance required under this Clause the University may effect and maintain this insurance and the Company shall be bound to reimburse the University for the cost of effecting and maintaining this insurance on demand.

13.7.

Subject to Clauses 13.1, 13.2, 13.3, and 13.4 and insofar as any liability may not be limited or excluded by law, the total liability of the University in respect of any claim or series of related claims, whether in contract, delict or otherwise, arising from the incorporation of the Program and/or the use of the Technology or the Intellectual Property Rights in the Technology in or in relation to the manufacture, use, distribution or sale or disposal of any Products pursuant to this Agreement shall be an amount equal to the sum of money paid by the Company to the University under this Agreement in the twelve (12) month period immediately preceding the event that gives rise to the claim (or, where there is a series of related claims, the date of the first such claim).

14.	CONFIDENTIALITY

14.1.	The Company shall, and shall procure that each Sub-Licensee shall, at all times during the period of this Agreement and thereafter:

14.1.1.	maintain as secret and confidential all Technology and any information relating thereto;

14.1.2.	use the Technology exclusively for the purposes of this Agreement;

14.1.3.	disclose the Technology only to its employees, agents or sub-contractors to whom, and then only to the extent to which, disclosure is reasonably necessary for the purposes of this Agreement; and

14.1.4.	ensure that information is treated as confidential by its employees, agents and sub-contractors.

14.2.	The Company may pass on to its customers and may allow any Sub-Licensee to pass on to its customers all information reasonably required in connection with the sale and maintenance of Products.

14.3.	The obligations of confidentiality contained in Clause 14.1 shall not apply to any information which a party can show:

14.3.1.	at the Commencement Date is in, or at any time thereafter comes into, the public domain other than by breach of the obligation of confidentiality in Clause 14; or

14.3.2.

was known to that party prior to entering into this Agreement and which is not covered by any obligation of confidentiality or non-use owed by it to the other party to this Agreement or to a third party from whom the information was obtained; or

14.3.3.	is made available to that party during the period of this Agreement or thereafter by a third party without breach of any obligation of confidence: or

14.3.4.

is required to be disclosed by (i) law (including any information which requires to be disclosed under the Freedom of Information (Scotland) Act 2002 and the Environmental Information (Scotland) Regulations 2004), (ii) any regulatory authority, or (iii) any court of competent jurisdiction.

15.	ANNOUNCEMENTS

15.1.

Subject to Clause 15.2, neither party shall make or issue at any time any announcement, press release or other publicity relating to this Agreement or any matter referred to in this Agreement without the prior written approval of the other party as to the form and content of such announcement, press release or other publicity.

15.2.	Clause 15.1 shall not apply to:

15.2.1.

any announcement which either party may be required to issue by law or by the rules or regulations of any regulatory or government body provided that, prior to issuing the announcement, that party shall, so far as reasonably practicable, consult with the other party as regards the form and content of the announcement; and

15.2.2.	any statement placed by the University on its website or in any other of its marketing materials to the effect that the Company has obtained a licence of the Program.

16.	TERMINATION

16.1.	This Agreement may be terminated forthwith by notice in writing from the University to the Company if:

16.1.1.

any amounts payable under this Agreement by the Company are not paid on or before the due date for payment and remain unpaid thirty (30) days after further notice from the University that the due date for payment has passed; or

16.1.2.

the Company is in material breach of or fails to perform or observe any of its obligations under this Agreement and such breach or failure continues for thirty (30)days after notice from the University requiring the Company to rectify such breach or failure; or

16.1.3.

the Company has a receiver, administrative receiver or similar officer appointed in respect of the whole or any substantial part of its assets in any part of the world, or an order is made or a resolution is passed for the winding up of the Company or a petition is presented for the appointment of an administrator or similar officer to the Company; or

16.1.4.

the Company enters into any form of insolvency proceedings in any part of the world or is unable to pay its debts or certifies that it is unable to pay its debts or the Company makes or enters into any arrangement or compromise with any of its creditors.

16.2.

This Agreement may be terminated by the Company forthwith by notice in writing to the University if the University is in material breach of its obligations under this Agreement and such breach or failure continues for thirty (30) days after notice from the Company requiring the University to rectify such breach or failure.

16.3.

In the event of a change of control of the Company or sale by the Company of the whole or any part of its business or assets, the University may terminate this Agreement on giving to the Company not less than three (3) months’ notice in writing if such change of control results in the Company becoming involved in or otherwise affiliated with the manufacture, supply or promotion of any form of tobacco product or if the University has reasonable grounds to believe that such change of control has adversely impacted or is likely to adversely impact the name, reputation or business of the University.

16.4.

For the purposes of Clause 16.3, a change of control of the Company shall be deemed to have occurred if at any time during the period of this Agreement a company or individual has control of the Company who did not have control of the Company on the date of execution of this Agreement by the Company, and subsections (2) and (4) to (6) of Section 416 of the Income and Corporation Taxes Act 1988 shall apply for the purpose of determining whether a company or individual has or had control of the Company.

16.5.	No compensation or damages shall be payable to the Company if this Agreement is terminated by the University pursuant to the terms of this Agreement.

17.	EFFECTS OF TERMINATION

17.1.	On termination for whatever reason or expiry of this Agreement:

17.1.1.

the rights licensed to the Company pursuant to this Agreement, and the rights granted to any Sub-Licensee, shall, unless otherwise agreed by the University in writing, terminate on the date of termination or expiry of this Agreement; and

17.1.2.

the Company shall, and shall procure that all Sub-Licensees shall, within seven (7) days of the date of termination or expiry of this Agreement, deliver up to the University or, if the University so directs, irretrievably delete or destroy all copies of the Technology and all and any materials, documents, designs and drawings of whatever nature in respect of the Technology, disclosed or provided to the Company or the relevant Sub-Licensee by or on behalf of the University during the period of this Agreement and any copies of such materials documents, designs and drawings which are in the possession or control of the Company or the relevant Sub-Licensee.

17.2.

The terms of Clauses 4.4, 6.7, 8 (in respect of sums outstanding and/or to the extent required to give effect to Clauses 17.4), 11, 13, 14, 15, and 17 to 26 (inclusive) will survive the termination of this Agreement

17.3.

The termination or expiry of this Agreement shall not prejudice or affect any accrued rights or liabilities of any of the parties and the exercise by any of the parties of any rights or remedies under the terms of this Agreement shall be without prejudice to any other rights or remedies to which such party may be entitled.

17.4.

On termination or expiry of this Agreement, the Company shall continue to pay the amounts specified in Clause 8 for any Products ordered from the Company or any Sub-Licensee prior to the date of termination or expiry of this Agreement and supplied by the Company or any Sub-Licensee following the date of termination or expiry of this Agreement.

17.5.

Notwithstanding the termination or expiry of this Agreement and provided that the termination is not related to a safety or regulatory issue with respect to any Product, the Company and any Sub-Licensee shall be entitled to sell or otherwise supply any Products in its possession at the date of termination or expiry provided that the Company shall continue to pay the amounts specified in Clause 8 in respect of any such Products.

18.	FORCE MAJEURE

18.1.

Any delays in or failure of performance by either party under this Agreement (other than an obligation to pay money) will not be considered a breach of this Agreement if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of that party including acts of God; acts, regulations and laws of any government; strikes or other concerted acts of workers; fire; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance hereunder will be extended by the actual time of delay caused by any such occurrence.

18.2.

If either party is prevented from carrying out its obligations under this Agreement for a continuous period of six (6) months the other party may terminate this Agreement on giving thirty (30) days prior written notice provided always that at the date upon which termination becomes effective the party which was prevented from carrying out its obligations under this Agreement remains so prevented.

19.	TRANSMISSION OF RIGHTS

The benefit of the rights licensed to the Company pursuant to this Agreement shall be personal to the Company and the Company shall not, without the prior consent in writing of the University, mortgage or charge such rights to any third party or assign such rights or part with any of its rights or obligations under this Agreement provided however that nothing in this Clause 19 shall prevent the Company from granting a licence to a Sub-Licensee on the terms set out in this Agreement.

20.	WAIVER

The failure of any party at any time to enforce any provision of this Agreement shall not imply the waiver or abandonment of its rights to enforce such provision and shall in no way affect its rights thereafter to require complete performance by any other party of any provision of this Agreement nor shall a waiver of any breach of any provision of this Agreement be taken or held to be a waiver of any subsequent breach of any such provision or be a waiver of the provision itself.

21.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties in relation to its subject matter and supersedes all previous proposals, representations, agreements and arrangements whether oral, written or implied between the parties in relation to its subject matter. Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any representation or warranty (whether made innocently or negligently) that is not set out in this Agreement. No party shall have any claim for innocent or negligent misrepresentation based upon any statement in this Agreement. Nothing in this Clause shall limit or exclude any liability for fraud.

22.	NOTICES

22.1.	All notices to be given and other documentation to be sent under the terms of this Agreement may be delivered personally, or sent by signed for international post, and addressed as follows:

22.1.1.	in the case of the University:

Research Strategy and Innovation Office

The University of Glasgow

11 The Square

Glasgow

G22 8QQ

For the attention of: Vice Principal (Research & Enterprise)

22.1.2.	in the case of the Company:

Heart Test Laboratories, Inc

9 Village Circle, Suite 527,

Westlake, TX 76262, USA

For the attention of: Chief Executive Officer.

22.2.	Any notice or other documentation shall be deemed to have been served, if delivered personally, on the day of delivery, and, if posted, on the day on which it is signed for.

22.3.

In proving the posting of any notice or other documentation, it shall be sufficient to produce a copy of the notice or other documentation properly addressed with the relevant post office receipt for its despatch by signed for international post or the foreign equivalent.

23.	ILLEGALITY

If any one or more of the provisions contained in this Agreement is, in whole or in part, invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the provision in question shall to the extent it is invalid, illegal or unenforceable be deemed not to form part of this Agreement and shall be replaced with another provision which achieves the result of the invalid, illegal or unenforceable provision to the greatest extent permitted by law.

24.	VARIATION OF AGREEMENT

No amendment, modification, alteration or variation to the terms of this Agreement shall be validly made unless in writing and signed by or on behalf of the parties.

25.	NO PARTNERSHIP OR AGENCY

Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties or the relationship between any of the parties of principal and agent.

26.	APPLICABLE LAW

The construction, validity and performance of this Agreement and all matters relating to this Agreement or the subject matter of this Agreement (including, without limitation, non-contractual claims and disputes) shall be governed in all respects in accordance with the law of Scotland and the parties hereby submit to the exclusive jurisdiction of the Scottish courts.

IN WITNESS WHEREOF these presents consisting of this and the preceding eighteen (18) pages together with the Schedule were executed by the parties as follows:

SIGNED for and on behalf of THE
UNIVERSITY COURT OF THE
UNIVERSITY OF GLASGOW by
David Newall	/s/ David Newall

at Glasgow on 2 June____ 2015 in the presence of:	Authorised Signatory

Witness /s/ Lee McClure
Full Name Amanda Lee McClure
Address University of
Glasgow, G12 8QQ

SIGNED for and on behalf of HEART
TEST LABORATORIES by
Andrew Simpson (Chairman)	/s/ Andrew Simpson

at __9:30 am_______ on _May 22,__ 2015 in the presence of:	Authorised Signatory

Witness /s/ Aaron Peterson
Full Name Aaron Peterson
Address 9 Village Circle, Suite 527
Westlake, TX 76262